Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS INCREASED SECOND QUARTER RESULTS

Operating Income Increases 52%

CHICAGO, IL – JULY 27, 2012 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $902,000, or $0.14 per share, for the second quarter of 2012 as compared to a net income of $517,000, or $0.08 per share, for the second quarter of 2011. In addition, operating income increased to $1.4 million for the current quarter as compared to an operating income of $951,000 in the same quarter last year. This significant improvement in operating income reflected an increase in net sales to $29.1 million from $28.9 million in the second quarter of 2011 and a substantial increase in gross margin to 30.5 percent from 28.4 percent in the prior year’s second quarter.

For the second quarter of 2012, consolidated net sales increased by $224,000, or nearly 1 percent, with the Cobra segment reporting an increase in net sales of $247,000, or 1 percent, and the Performance Products Limited (“PPL”) segment reporting a decrease of $23,000, or less than 1 percent. The sales increase for the Cobra segment reflected higher domestic sales of Truck Navigation and Detection products, but also lower sales of Citizens Band radios. Higher domestic Truck Navigation product sales included the all-new 8000 PRO HD and 6000 PRO HD models. The increase in domestic Detection sales resulted from higher sales of iRadar™, which nearly doubled from the previous year’s second quarter, the introduction of one model from the new and revolutionary designed Vedetta™ Series and expanded distribution. Citizens Band radio sales compared to the prior year’s quarter declined because of a more normalized level of sales of the highly successful 29 LX. However, this decrease was partially offset by sales of two new LX models for 2012, the 29 LX BT and the 25 LX. PPL sales decreased by $23,000, however, absent exchange rate differences, PPL sales denominated in pounds sterling increased by 2.4%, which was attributable to higher sales of Truckmate™ navigation products.

Cobra Second Quarter Results – 2

“We are pleased to report a significant increase in operating income in the current quarter. This was driven by higher net sales and a significant improvement in gross margin that resulted from the continued success of our new and award winning products as well as new and expanded distribution” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Consolidated gross margin increased to 30.5 percent from 28.4 percent in the prior year’s second quarter primarily as a result of an improved product mix. The gross margin for the Cobra segment improved to 29.5 percent from 27.2 percent in the second quarter of 2011 as higher margin products, such as Truck Navigation and Detection, generated significant sales increases. PPL’s gross margin increased to 36.3 percent from 35.7 percent in the prior year’s second quarter reflecting reduced amortization expense for intangible assets that were included in the original purchase price of PPL.

Selling, general and administrative expenses increased to $7.4 million in the current quarter from $7.2 million in the prior year’s second quarter. Variable selling expenses increased consistent with the net sales increase, while higher fixed expenses in the Cobra segment included increases in employee compensation expenses, legal fees and trade show expenses, all of which were necessary in order to support continued growth.

Other expense increased $41,000 compared to the prior year’s quarter primarily due to a higher loss on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for certain current and former officers of the Company. A tax provision of $164,000 was recorded in the current quarter as compared to a $76,000 tax expense in the second quarter of 2011 mainly due to higher income for Cobra Electronics Europe Limited.

Interest-bearing debt was $14.2 million as of June 30, 2012 compared to $15.9 million at June 30, 2011. Inventory at the end of the second quarter increased to $32.6 million from $29.2 million the prior year and accounts receivable at the end of the quarter were $16.4 million, a decrease from $17.5 million one year earlier.

On a year-to-date basis, consolidated net sales have increased by 8.2 percent, to $55.5 million from $51.3 million for the same period of 2011, driven by strong sales of new products as well as new and expanded distribution. In addition to this sales increase, an improved gross margin has resulted in operating income of $1.6 million for the first six months as compared to a $129,000 operating income for the prior year’s period. The net income for the year-to-date was $1.2 million, or $0.19 per share, as compared to a net loss of $302,000 or $0.05 per share in the prior year.

In discussing the outlook for the third quarter of 2012, as well as the entire year, Mr. Bazet said, “The Company anticipates better results in the third quarter of 2012 than in the third quarter of 2011. The Company also expects to achieve higher profitability in 2012 driven by the introduction of exciting new products as well as new and expanded distribution and marketing channels.”

Cobra will be conducting a conference call on July 27, 2012 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

Cobra Second Quarter Results – 3

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net sales	$29,084	$28,860	$55,502	$51,299
Cost of sales	20,226	20,672	39,056	37,275

Gross profit	8,858	8,188	16,446	14,024
Selling, general and administrative expense	7,413	7,237	14,840	13,895

Earnings from operations	1,445	951	1,606	129
Other (expense) income:
Interest expense	(235)	(255)	(488)	(523)
Other, net	(144)	(103)	349	161

Earnings (loss) before taxes	1,066	593	1,467	(233)
Tax provision	164	76	226	69

Net earnings (loss)	$902	$517	$1,241	$(302)

Net earnings (loss) per common share:
Basic	$0.14	$0.08	$0.19	$(0.05)
Diluted	$0.14	$0.08	$0.19	$(0.05)

Weighted average shares outstanding:
Basic	6,611	6,540	6,586	6,513
Diluted	6,622	6,540	6,600	6,513

Cobra Second Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30,	December 31,	June 30,
	2012	2011	2011
ASSETS:
Current assets:
Cash	$2,871	$1,033	$1,476
Accounts receivable, net	16,355	23,400	17,458
Inventories, net	32,627	34,093	29,156
Other current assets	2,495	2,726	2,805

Total current assets	54,348	61,252	50,895

Property, plant and equipment, net	5,392	5,367	5,459
Total other assets	13,975	13,976	15,020

Total assets	$73,715	$80,595	$71,374

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,721	$7,368	$6,013
Accrued liabilities	6,345	8,910	6,380
Short-term debt	14,220	18,655	15,892

Total current liabilities	26,286	34,933	28,285

Non-current liabilities:
Deferred taxes	1,090	1,159	1,474
Deferred compensation	7,675	7,392	7,273
Other long-term liabilities	763	588	558

Total non-current liabilities	9,528	9,139	9,305

Equity:
Shareholders’ equity - Cobra	37,901	36,523	33,756
Non-controlling interest	0	0	28

Total equity	37,901	36,523	33,784

Total liabilities and shareholders’ equity	$73,715	$80,595	$71,374